Exhibit 4.2

SQUARE, INC.

FIFTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Fifth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of September 9, 2014, by and among Square, Inc., a Delaware corporation (the “Company”), Jack Dorsey as Trustee of The Jack Dorsey Revocable Trust U/A/D 12/8/10, the Jack Dorsey 2010 Annuity Trust II U/A/D 6/23/10 and Jim McKelvey (the “Founders”), and the investors in the Company listed on Schedule 1 hereto (the “Investors”).

RECITALS

A. The Company, the Founders and certain of the Investors (the “Prior Investors”) are parties to that certain Fourth Amended and Restated Investors’ Rights Agreement dated as of June 27, 2011, as amended by that certain Amendment Agreement dated August 7, 2012 and Amendment No. 2 to the Fourth Amended and Restated Investors’ Rights Agreement, dated as of August 29, 2012 (collectively, the “Prior Agreement”).

B. The Company and certain of the Investors (the “Series E Investors”) have entered into a Series E Preferred Stock Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”) dated as of the date hereof, pursuant to which the Company desires to sell to the Series E Investors and the Series E Investors desire to purchase from the Company shares of the Company’s Series E Preferred Stock (the “Series E Preferred Stock”). A condition to the Series E Investors’ obligations under the Purchase Agreement is that the Company, the Founders and the Investors enter into this Agreement in order to provide the Investors (i) certain rights to register shares of the Company’s common stock (the “Common Stock”) issuable upon conversion of the Company’s preferred stock (the “Preferred Stock”) and exercise of the Warrants (as defined below) held by certain of the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities.

C. The Company, the Founders and the Prior Investors desire to induce the Series E Investors to purchase shares of Series E Preferred Stock pursuant to the Purchase Agreement by amending, restating and replacing their respective rights and obligations under the Prior Agreement and to grant the Founders and the Investors the rights and obligations set forth in this Agreement.

AGREEMENT

The parties agree as follows:

1.	Registration Rights.

1.1 Definitions. For purposes of this Section 1:

(a) The term “Affiliates” means, (i) with respect to a Holder that is a venture capital fund, a limited liability company or a limited partnership, an affiliated venture capital fund, fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company and (ii) with respect to a Holder that is a corporation, any limited liability company or limited partnership or other entity controlling, controlled by or under common control with such Holder.

(b) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(c) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.

(d) The term “Founders’ Stock” means the shares of Common Stock issued or issuable to the Founders.

(e) The term “Holder” means any person owning or having an agreement to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement.

(f) The term “Qualified IPO” means the Company’s sale of its Common Stock in a firm commitment public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation as such Amended and Restated Certificate of Incorporation may be amended from time to time (the “Restated Certificate”).

(g) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, (ii) the shares of Founders’ Stock, provided, however, that for the purposes of Sections 1.2, 1.4 and 1.13, the Founders’ Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, (iii) any shares of Common Stock issued upon exercise of, or that are vested and exercisable under, (A) the Warrant to Purchase Stock, dated as of August 7, 2012, issued by the Company to Starbucks Corporation (“Starbucks”) exercisable for up to 9,456,950 shares of the Company’s Common Stock (as may be adjusted pursuant to the terms thereof), (B) the Warrant to Purchase Stock, dated as of August 7, 2012, issued by the Company to Starbucks exercisable for up to 3,152,310 shares of the Company’s Common Stock (as may be adjusted pursuant to the terms thereof), and (C) the Warrant to Purchase Stock, dated as of August 7, 2012, issued by the Company to Starbucks exercisable for up to 3,152,310 shares of the Company’s Common Stock (as may be adjusted pursuant to the terms thereof). ((A), (B) and (C), collectively, the “Warrants”), and (iv) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii) and (iii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which such person’s rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.12 below.

(i) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(j) The term “SEC” means the U.S. Securities and Exchange Commission.

(k) The term “Securities Act” means the U.S. Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) July 17, 2016 or (ii) six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least such number of the Registrable Securities having an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5,000,000, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the

Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(f)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its holders of capital stock for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period; and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such 120-day period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected 2 registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective, provided, however, that either (A) the conditions of Section 1.5(a) have been satisfied or (B) the registration statements remain effective and there are no stop orders in effect to such registration statements;

(ii) during the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 1.3 unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date 180 days after the effective date of such registration subject to Section 1.3; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 4.4, the Company shall, subject to the cut back provisions of Section 1.8 cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 (a “Holder Shelf Demand”) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $10,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its holders of capital stock for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(c) Promptly notify the Holders of the effectiveness of such registration statement, and furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Following the effective date of such registration statement, notify the Holders of any request by the SEC that the Company amend or supplement such registration statement, or the associated prospectus.

(e) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, shall be borne by the Company.

(c) Registration on Form S-3. All expenses incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, and counsel for the Company, and any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 registration, except for one registration on Form S-3 per calendar year pursuant to a Holder Shelf Demand, the expenses of which shall be borne by the Company.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by holders of capital stock to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders) but in no event shall (a) the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling security holders may be excluded if the underwriters make the determination described above and no other holder’s securities are included, (b) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities sold by the Company) are first entirely excluded from the offering or (c) any securities held by a Founder be included if any securities held by any selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, members, directors and security holders of each Holder, legal counsel and accountants for each Holder, and any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, the partners, officers, members, directors and security holders of each Holder, legal counsel and accountants for each Holder, and any underwriter controlling such holder, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable to any Holder, partners, officers, members, directors and security holders of each Holder, legal counsel and accountants for each Holder, or any underwriter controlling such holder for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; provided that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder (including any amounts paid or payable by such Holder pursuant to Section 1.10(b)), except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that the failure of the underwriting, agreement to address or provide for a matter addressed or provided for by this Agreement shall not be deemed a conflict between the provisions of the underwriting agreement and the foregoing provisions.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (a) of at least 25% of the transferring Holder’s aggregate Registrable Securities originally obtained from the Company (or if the transferring Holder then owns less than 25% of such originally acquired securities, then all remaining Registrable Securities then held by the transferring Holder), (b) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or holder of capital stock of a Holder, (c) that is an Affiliate of the Holder, (d) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (e) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (i) a partnership who are partners or retired partners of such partnership or (ii) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder any registration rights, the terms of which are pari passu with or senior to the registration rights granted to the Holders in Sections 1.2, 1.3 or 1.4.

1.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, Holder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 270 days with respect to the shares of Series E Preferred Stock and the shares of Common Stock issued upon conversion thereof (such time period under this clause (i) hereinafter referred to as the “Qualified Lock-Up”), and (ii) 180 days with respect to all other securities of the Company (such time period under this clause (ii) hereinafter referred to as the “Standard Lock-Up”) unless otherwise provided for in an agreement between the Company and Holder) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering; provided, however, that the foregoing restrictions shall not apply to shares acquired by Holder in open market transactions upon or after the completion of the initial public offering. In addition, upon request of the Company or the underwriters managing a public offering of the Company’s securities (other than the initial public offering), Holder hereby agrees to be bound by similar restrictions, and to sign a similar agreement, in connection with no more than one additional registration statement filed within 12 months after the closing date of the initial public offering, provided that the duration of the lockup period with respect to such additional registration shall not exceed 90 days from the effective date of such additional registration statement. Any waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all security holders subject to such agreements pro rata based on the number of shares subject to such agreements.

(b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers, directors and 5% security holders of the Company enter into similar agreements (which shall include for the purposes of this Section 1.14(b), a lock-up period of not less than 180 days), and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Proportional Release from Lock-Up. To the extent that any Key Holder (as defined below) sells its Registrable Securities during the period of time between the expiration of the Standard Lock-Up and the expiration of the Qualified Lock-Up (the “Measurement Period”), then the holders of Registrable Securities issuable upon conversion of the Series E Preferred Stock (the “Series E Holders”) shall be released from the restrictions set forth in Section 1.14(a)(i) up to an amount that is equal to the product obtained by multiplying (i) the highest percentage of Registrable Securities sold by any Key Holder during the Measurement Period (calculated based on the Registrable Securities sold by any Key Holder during the Measurement Period in proportion to the total Registrable Securities held by such Key Holder as of the commencement of the Measurement Period) by (ii) each such Series E Holders’ shares of Series E Preferred Stock held as of the commencement of the Measurement Period. For example, if a Key Holder holds an aggregate of 100,000 shares of Registrable Securities as of the commencement of the Measurement Period and sells an aggregate of 10,000 shares of Registrable Securities during the Measurement Period (and no other Key Holder sells a higher percentage of their Registrable Securities), then each Series E Holder will be released from restrictions set forth in Section 1.14(a)(i) as to 10% of the Registrable Securities issuable upon conversion of the Series E Preferred Stock. In the event that any Key Holder sells any Registrable Securities during the Measurement Period and does not timely file a public report pursuant to Section

16(a) of the Exchange Act, such Key Holder and the Company shall promptly provide notice of such sale to each holder of Registrable Securities issuable upon conversion of the Series E Preferred Stock. As used in this Section 1.14(c), the term “Key Holder” shall mean any of the following persons or entities (including affiliates thereof): Jack Dorsey as Trustee of The Jack Dorsey Revocable Trust U/A/D 12/8/10, the Jack Dorsey 2010 Annuity Trust II U/A/D 6/23/10, KPCB Holdings, Inc., Khosla Ventures III, LP, Sequoia Capital U.S. Venture 2010 Fund, LP, Sequoia Capital U.S. Venture 2010 Partners Fund, LP, and Sequoia Capital U.S. Venture 2010 Partners Fund (Q), LP.

(d) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(e) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14; provided that this Section 1.14(d) shall not apply to transfers pursuant to a registration statement or transfers after the 12-month anniversary of the effective date of the Company’s initial registration statement subject to this Section 1.14.

(f) Each Holder acknowledges, understands and agrees that by entering into this Agreement, the Holder has received written notice of the qualifications, limitations and restrictions on the transfer or registration of transfer of the Registrable Securities of such Holder pursuant to sections 151(f) and 202(a) of the Delaware General Corporation Law (“DGCL”) and waives any right to receive future notices pursuant to sections 151(f) and 202(a) of the DGCL with respect to the Registrable Securities of such Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.14). Each Holder further acknowledges that in addition to the qualifications, limitations and restrictions on the transfer or registration of transfer of the Registrable Securities provided in this Agreement, the Registrable Securities are subject to the following qualifications, limitations and restrictions on the transfer or registration of transfer of the Registrable Securities:

For shares of Series E Preferred Stock and shares of Common Stock issued upon conversion thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 270 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

For all other Registrable Securities (unless otherwise provided for in an agreement between the Company and Holder):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE

DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

Each Holder further acknowledges and agrees that in the event the Company issues a stock certificate to represent the Registrable Securities, such stock certificate shall bear legends substantially similar to the qualifications, limitations and restrictions on the transfer or registration of transfer provided above or such legends required by applicable state and federal corporate and securities laws. Upon request from the Holder, the Company will furnish without charge to the Holder the powers, designations, preferences and relative participating, optional or other special rights of each class or series of the Company’s capital stock and the qualifications, limitations or restrictions of such preferences or right.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (a) five (5) years following the consummation of a Qualified IPO, (b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s Registrable Securities during a three-month period without registration, or (c) upon termination of this Agreement, as provided in Section 3.

2.	Covenants of the Company.

2.1 Delivery of Financial Statements. Upon the request by a Major Investor (as hereinafter defined), the Company shall deliver to each Major Investor (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company, it being expressly understood that neither (i) Khosla Ventures or any of its Affiliates (collectively, “Khosla”), (ii) Sequoia Capital U.S. Venture 2010 Fund, LP or any of its Affiliates (collectively, “Sequoia”), (iii) LabMorgan Corporation (“LabMorgan”) (iv) Visa International Service Association or any of its Affiliates (collectively, “Visa”), (v) KPCB or any of its Affiliates (collectively, “KPCB”), (vi) Rizvi Opportunistic Equity Fund II, L.P., Rizvi Traverse Partners II, LLC and RT Spartan IV, LLC (collectively, “RTM”), (vii) Citi Ventures Inc. (collectively, “Citi”); nor (viii) Coral Blue Investment Private Limited (“GIC”) nor (ix) AI Palma Holdings LLC (“Access”) shall be considered to be a competitor of the Company):

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, audited and certified by an independent public accounting firm of nationally recognized standing selected by the Board of Directors;

(b) as soon as practicable, but in any event within 30 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) within 30 days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, an updated list of all stockholders of the Company that includes the name of each stockholder and the number and class of shares held by each stockholder, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(e) with respect to any unaudited financial statements called for in this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so. Notwithstanding anything else in this Section 2.1 to the contrary, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

2.2 Inspection. The Company shall permit each Major Investor (except for a Major Investor reasonably deemed by the Company to be a competitor of the Company, it being expressly understood that neither Khosla, Sequoia, LabMorgan, Visa, KPCB, Access nor RTM shall be considered to be a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers in good faith to be privileged or a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Agreement, a “Major Investor” shall mean any person who holds at least 5,000,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Registrable Securities (excluding shares of Founders’ Stock and any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, shares of Founders’ Stock). Notwithstanding the foregoing, Visa shall be deemed a Major Investor for the purposes of this Agreement as long as it holds all of the shares originally purchased from the Company (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Registrable Securities (excluding shares of Founders’ Stock and any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, shares of Founders’ Stock). Notwithstanding the foregoing, Starbucks shall be deemed a Major Investor for purposes of this Agreement so long as it continues to be the record holder of unexpired Warrants (or the shares issuable upon exercise thereof). Notwithstanding the foregoing, Citi shall be deemed a Major Investor as long as it holds all of the shares of Registrable Securities originally purchased from the Company (subject to adjustment for stock splits, stock dividends, reclassifications or the like). Notwithstanding the foregoing, Access shall be deemed a Major Investor as long as it holds all of the shares of Registrable Securities originally purchased from the Company (subject to adjustment for stock splits, stock dividends, reclassifications or the like). Notwithstanding the foregoing, GIC shall be deemed a Major Investor as long as it holds at least seventy-five percent (75%) of the shares of Registrable Securities originally purchased from the Company (subject to adjustment for stock splits, stock dividends, reclassifications or the like). For purposes of this Section 2.3, the term “Major Investor” (including for purposes of this sentence, Visa) includes any general partners, managing members and affiliates of a person that is otherwise a Major Investor, including Affiliates. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliates, in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 15 calendar days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the sum of (i) the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) and (ii) shares of Common Stock issuable to employees, consultants or directors pursuant to a stock option plan, restricted stock plan, or other stock plan approved by the Board of Directors. Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully Exercising Investor bears to the total number of shares of Common Stock then outstanding

(assuming full conversion and exercise of all convertible or exercisable securities) issued and held, or issuable upon conversion of the Preferred Stock then held, by all the Major Investors.

(c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to issuances of any equity securities that would not constitute “Additional Stock” as defined under the Restated Certificate.

(e) Notwithstanding anything to the contrary in this Agreement, if (i) the right of first offer in this Section 2.3 is waived by the holders of Preferred Stock in accordance with Section 4.3 and (ii) any Major Investor purchases Shares in the transaction to which such waiver applies (a “Participating Investor”), then the Company shall provide written notice to all other Major Investors of such purchase and each Major Investor shall have a period of up to ten (10) days following its receipt of such notice to elect in writing to purchase a number of Shares equal to the product obtained by multiplying the total number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor by a fraction, the numerator of which is the total number of Shares purchased or to be purchased by the Participating Investor in such transaction (purchasing the highest number of Shares as a percentage of such Participating Investor’s aggregate shareholdings) and the denominator of which is the total number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Participating Investor. The closing of any such additional issuance and sale of Shares pursuant to this Section 2.3(e) may occur at, or within twenty (20) days following, the closing of the Participating Investors’ purchase of Shares.

(f) In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4 Stock Vesting. Unless otherwise approved by the Board of Directors (including at least one of the Preferred Directors (as defined in the Restated Certificate)), all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years. If employees, directors, consultants and other service providers are permitted to exercise unvested options, the Company (or its permitted assignees) shall have the option to repurchase any shares that are unvested as of the termination of such service provider at the lesser of the original purchase price or fair market value of such shares.

2.5 Confidential Information and Invention Assignment Agreements. The Company shall ensure that each current and future employee and consultant shall enter into a confidentiality and invention assignment agreement or consulting agreement in a form approved by the Company’s Board of Directors or executive officers.

2.6 Expenses. The Company shall reimburse each non-employee member of the Board of Directors for such director’s reasonable and documented expenses associated with attending Board of Directors meetings and attending to Company-related business.

2.7 Directors and Officers’ Insurance. The Company will cause to be maintained, with sound and reputable insurers, directors’ and officers’ liability insurance in the minimum amount of $25,000,000, if such coverage is available at commercially reasonable rates unless the Board of Directors (including the Series B Director and the Series C Director, each as defined in the Restated Certificate) agrees not to obtain coverage. Such policy shall be owned by the Company and all benefits thereunder shall be payable to the Company. The obligation of the Company to obtain coverage pursuant to this Section 2.7 shall continue for so long as any representative of Khosla and/or Sequoia and/or KPCB serves as a member of the Board of Directors of the Company.

2.8 Directors and Officers’ Indemnification. For so long as any representative of Khosla and/or Sequoia and/or KPCB serves on the Company’s Board of Directors, the Restated Certificate and the Company’s bylaws shall provide (a) for the elimination of the liability of directors and officers to the maximum extent permitted by law and (b) for indemnification of directors and officers for acts on behalf of the Company to the maximum extent permitted by law.

2.9 Key Man Insurance. The Company will cause to be maintained, with sound and reputable insurers, “key man” insurance on Jack Dorsey in the minimum amount of $5,000,000, if such coverage is available at commercially reasonable rates unless the Board of Directors (including at least one of the Preferred Directors) agrees not to maintain such coverage. Such policy shall be owned by the Company and all benefits thereunder shall be payable to the Company.

2.10 General Liability Insurance. The Company will cause to be maintained, with sound and reputable insurers, general liability and other customary business insurance in an amount that is customary for companies in the industry in which the Company operates, unless the Board of Directors (including at least one of the Preferred Directors) agrees not to maintain such coverage. Such policy shall be owned by the Company and all benefits thereunder shall be payable to the Company.

2.11 Reserved.

2.12 Assignment. Notwithstanding anything herein to the contrary:

(a) Information Rights. The rights of a Major Investor under Sections 2.1 and 2.2 hereof may be assigned only to an Affiliate of such Major Investor who either (a) is, prior to such assignment, a party to this Agreement as an Investor, (b) holds (together with any shares acquired from such Major Investor or such Major Investor’s permitted assigns) at least 5,000,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Registrable Securities (excluding shares of Founders’ Stock and any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, shares of Founders’ Stock) or (c) in the event such Major Investor owns less than 5,000,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Registrable Securities (excluding shares of Founders’ Stock and any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, shares of Founders’ Stock), acquires all of such Major Investor’s shares of Registrable Securities. Any other purported assignment of the rights of a Major Investor under Sections 2.1 and 2.2 shall be null and void.

(b) Right of First Offer. The rights of a Major Investor under Section 2.3 hereof may be assigned only to an Affiliate of such Major Investor who (a) is, prior to such assignment, a party to this Agreement as an Investor, (b) holds (together with any shares acquired from such Major Investor or such Major Investor’s permitted assigns) at least 5,000,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Registrable Securities (excluding shares of Founders’ Stock and any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, shares of Founders’ Stock), or (c) in the event such Major Investor owns less than 5,000,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Registrable Securities (excluding shares of Founders’ Stock and any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, shares of Founders’ Stock), acquires all of such Major Investor’s shares of Registrable Securities. Any other purported assignment of the rights of a Major Investor under Section 2.3 shall be null and void.

2.13 Confidentiality.

(a) Each Investor shall keep confidential and shall not disclose, divulge or use for any purpose (other than to monitor its investment in the Company or to enforce its rights under the Transaction Agreements (as defined in the Purchase Agreement) to which it is party) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.13 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or enforcing its rights under the Transaction Agreements; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.13; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, each Investor that is a limited partnership or limited liability company may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Investor, provided, in each case, that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information. Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 2.13, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order. The Company acknowledges that the Investors and their affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors acknowledge and agree that a Covered Person shall:

(1) have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and

(2) in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes material non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject.

Notwithstanding anything in this Section 2.13 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company.

Notwithstanding anything to the contrary in this Agreement, LabMorgan and Visa shall be entitled to disclose any confidential information obtained from the Company to any regulator having jurisdiction over LabMorgan or Visa, as applicable, whether required by law or not, without prior notice to any other party hereto, provided that, to the extent legally permissible and practicable, subsequent notice may be provided.

For the purposes of this Section 2.13, “Covered Persons” shall have the meaning set forth in the Restated Certificate.

2.14 Termination of Certain Covenants.

(a) Each of the covenants set forth in this Section 2 (other than the covenants set forth in Sections 2.7, 2.8 and 2.13) shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of this Agreement, as provided in Section 3.

(b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or l5(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.14(a).

3.	Termination of Agreement.

3.1 Termination Events. This Agreement shall terminate and have no further force or effect upon the earlier of:

(a) the liquidation, dissolution or winding up of the business operations of the Company;

(b) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; or

(c) a Liquidation Transaction, as defined in the Restated Certificate.

4.	Miscellaneous.

4.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto.

4.2 Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and legal representatives of the parties.

Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, assigns and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3 Amendments and Waivers. Any term of this Agreement (other than Sections 2.1, 2.2, 2.3 and 2.12) may be amended or waived only with the written consent of (a) the Company, (b) the holders of at least a majority of the Founders’ Stock (or their respective successors, assigns and legal representatives) and (c) the holders of at least a majority of the Company’s outstanding Preferred Stock (or their respective successors and assigns) voting together as a single class and on an as-converted basis. Sections 2.1, 2.2, 2.3 and 2.12 may be amended or waived only with the written consent of (a) the Company and (b) Major Investors holding at least a majority of the shares of Registrable Securities held by all Major Investors; provided, however, that no waiver of the right of first offer set forth in Section 2.3 shall affect any Major Investor’s rights under Section 2.3(e) without the prior written consent of Major Investors holding at least a majority of the shares of Registrable Securities held by all Major Investors that are not Participating Investors with respect to any applicable transaction. Notwithstanding the foregoing, (w) any amendment or waiver of this Agreement that relates solely to the Warrants held by Starbucks or solely to the shares of Common Stock issuable thereunder, shall require the prior written consent of Starbucks, (x) any amendment or waiver of the sixth sentence of Section 2.3 or the reference to Access in Sections 2.1(ix) and 2.2 shall require the prior written consent of Access, (y) any amendment or waiver of the seventh sentence of Section 2.3 or the reference to GIC in Sections 2.1(viii) and 2.2 shall require the prior written consent of GIC, and (z) this Agreement may be amended with only the written consent of the Company for the purpose of including additional purchasers of Series E Preferred Stock under the Purchase Agreement as “Investors” hereunder. Any amendment or waiver effected in accordance with this Section 4.3 shall be binding upon the Company, the Founders, the Investors, and each of their respective successors and assigns, whether or not such party entered into or approved such amendment or waiver.

4.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or on Schedule 1 hereto, or as subsequently modified by written notice.

4.5 Aggregation of Stock. All shares of capital stock of the Company held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

4.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

4.7 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

4.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.10 Waiver of Right of First Offer. The Major Investors holding at least a majority of the shares of Registrable Securities held by all Major Investors (including Major Investors holding at least a majority of the shares of Registrable Securities held by all Major Investors that are not Participating Investors) hereby waive the right of first offer under Section 2.3 of the Prior Agreement with respect to the sale and issuance by the Company of the Series E Preferred Stock issued under the Purchase Agreement (and any Common Stock issuable upon the conversion thereof), including any notice requirement under Section 2.3 of the Prior Agreement with respect thereto.

4.11 Prior Agreement Superseded. Pursuant to Section 4.3 of the Prior Agreement, the undersigned parties who are parties to the Prior Agreement hereby amend and restate the Prior Agreement to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement and shall be of no further force and effect.

[Signature Page Follows]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE COMPANY:

SQUARE, INC.

By:	/s/ Jack Dorsey
(Signature)
Name:	Jack Dorsey
Title:	Chief Executive Officer

Address:
1455 Market Street, Suite 600
San Francisco, CA 94103
Attn: Chief Executive Officer

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

CORAL BLUE INVESTMENT PRIVATE LIMITED

By:	/s/ Arjun Khullar
(Signature of Person Signing for Investor)

Name:	ARJUN KHULLAR
(Print Name of Person Signing for Investor)

Title:	DIRECTOR
(Print Title of Person Signing for Investor)

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

AI PALMA HOLDINGS LLC
By:	Access Industries Management LLC, its manager

By:	/s/ Alejandro Moreno
Name:	Alejandro Moreno
Title:	Executive Vice President

By:	/s/ Peter L. Thoren
Name:	Peter L. Thoren
Title:	Executive Vice President

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

G.S. DIRECT, LLC

By:	/s/ Daniel Dees
Name:	Daniel Dees
Title:	Vice President

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

KHOSLA VENTURES III, LP

By: Khosla Ventures Associates III, LLC. a Delaware limited liability company and general partner of Khosla Ventures, III, LP

By:	/s/ Vinod Khosla
(Signature)
Name:	Vinod Khosla
Title:	Member

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

Sequoia Capital U.S. Venture 2010 Fund, LP
Sequoia Capital U.S. Venture 2010 Partners Fund, LP Sequoia Capital U.S. Venture 2010 Partners Fund (Q), LP
(all Cayman Islands exempted limited partnerships)

By: SC U.S. VENTURE 2010 MANAGEMENT, L.P.,
a Cayman Islands exempted limited partnership General Partner of each

By:	SC USV 2010 TT, LTD.,
a Cayman Islands exempted company
its General Partner

By:

/s/ RF Botha
Managing Director

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

KPCB HOLDINGS, INC., AS NOMINEE

By:	/s/ Paul M. Vronsky
Name:	Paul M. Vronsky
Title:	General Counsel

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

RT SQ CO-INVEST II, LLC

By: Rizvi Traverse CI GP, LLC, its Manager

By:	/s/ Suhail Rizvi
Name:	Suhail Rizvi
Title:	Manager

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

GRANITE GLOBAL VENTURES III L.P.

By:	Granite Global Ventures III L.L.C., its General Partner

By:	/s/ Glenn Solomon
Glenn Solomon
Managing Director

GGV III ENTREPRENEURS FUND L.P.

By:	Granite Global Ventures III L.L.C., its General Partner

By:	/s/ Glenn Solomon
Glenn Solomon
Managing Director

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

SOZO VENTURES – TRUEBRIDGE FUND I, L.P.

By:	/s/ Phil Wickham
Name:	Phil Wickham
Title:	Managing Member

SOZO-TRUEBRIDGE CO-INVEST FUND I, L.P.

By:	/s/ Phil Wickham
Name:	Phil Wickham
Title:	Managing Member

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

SAP VENTURES FUND II, L.P. a Delaware limited partnership

By:	SAP VENTURES (GPE) II, L.L.C.,
a Delaware limited liability company
its General Partner

By:	/s/ Jai Das
Name:	Jai Das
Title:

By:	SAP VENTURES (GPE) II, L.L.C.,
a Delaware limited liability company
its General Partner

By:	/s/ Nino Marakovic
Name:	Nino Marakovic
Title:

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTOR:

LABMORGAN CORPORATION

By:	/s/ Luis Valdich
Name:	Luis Valdich
Title:	Managing Director

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE FOUNDERS:

JACK DORSEY, TRUSTEE OF THE JACK
DORSEY REVOCABLE TRUST
U/A/D 12/8/10

By:	/s/ Jack Dorsey

JACK DORSEY ANNUITY TRUST II
U/A/D 6/23/10

By:	/s/ Jack Dorsey

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE FOUNDERS:

JIM MCKELVEY

By:	/s/ Jim McKelvey

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE FOUNDERS:

JAMES M. MCKELVEY, JR. REVOCABLE TRUST

By:	/s/ James McKelvey
Name:	James McKelvey
Title:	Trustee

[SIGNATURE PAGE TO SQUARE INC. FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]